UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

October 31, 2011,

Date of Report (Date of earliest event reported)

COMMISSION FILE NUMBER: 000-50760

Sancon Resources Recovery, Inc.

(Exact name of registrant as specified in its charter)

NEVADA	58-2670972
(State or other jurisdiction	(IRS Employer Identification File Number)
of incorporation)

No 2 Yinqing Lu, Songjiang District,

Shanghai, China, 201615

(Address of Principal Executive Offices)

(+86) 21 67756099

(Registrant’s telephone number, including area code)

- NOT APPLICABLE -

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On September 30, 2011, Sancon Resources Recovery Inc (“Sancon” hereinafter) entered into a Stock Sale and Purchase Agreement (the “Agreement”) to transfer its 70% controlled interest in Sancon Resources Recovery (Shanghai) Co., Ltd. and 100% interest of its associated company Crossover Solutions, Inc (a BVI company) (collectively “SanconSH” hereinafter) to Mr. Jack Chen, the Company’s Chief Executive Officer and Director.

SanconSH is a domestic Chinese entity that is 100% set up and owned by Mr. Jack Chen, a domestic Chinese resident, it is 70% controlled by Sancon under “Variable Interest Equity” accounting method also known as the VIE structure. On August 25, 2011, the Ministry of Commerce of China (“MOFCOM”) promulgated the Provisions of the Ministry of Commerce on the Implementation of Security Review System for Merger and Acquisition of Domestic Enterprises by Foreign Investors (“Provisions”). The Provisions came into effect on September 1, 2011. The Provisions formalize the procedures of the national security review for inbound M&A transactions by foreign investors, explicitly prohibit the use of the VIE structure to circumvent the national security review. In the past, the VIE structure has been widely adopted to avoid China’s restrictions on foreign investment in certain industries, but has never been officially endorsed by any government authorities. During the period from June 2010 to June 2011, SanconSH gross and net profit margin decreased dramatically, compounded by its poor performance, the Company has resolved to transfer its entire interest in SanconSH and its associated company for a total of 10,100,000 shares of Sancon.

Under the terms of the Agreement, the purchase price is to be settled upon closing of the transaction by returning to the Company a total of 10,100,000 common shares, representing 44% of the total issued and outstanding shares of Sancon. As of October 31, 2011, a total of 10,100,000 shares of Sancon has been received and to be cancelled by the Company as such the transaction is closed.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBIT:

(b) Exhibits.

Exhibit No.	Description
10.13	STOCK SALE AND PURCHASE AGREEMENT dated September 30, 2011 and signed by Sancon Resource Recovery Inc. Sancon Resources Recovery (Shanghai) Co., Ltd. and Mr. Jack Chen.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sancon Resources Recovery, Inc.
(REGISTRANT)

Date: October 31, 2011,

By: /s/ Jack Chen
Jack Chen
Chief Executive Officer

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